UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 14, 2011

CHATHAM LODGING TRUST
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-34693	27-1200777
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

50 Cocoanut Row, Suite 216, Palm Beach, Florida		33480
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(561) 802-4477

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 14, 2011, wholly owned subsidiaries of Chatham Lodging Trust (the "Company") completed the acquisition of five hotels comprising 764 rooms/suites from Innkeepers USA Trust ("Innkeepers") for a total cash purchase price of $195.0 million, plus customary pro-rated amounts and closing costs. The five hotels are listed below:

200-room Residence Inn Anaheim in Garden Grove, CA
192-room Residence Inn in Mission Valley, CA
121-room Residence Inn in Tysons Corner, VA
105-suite Doubletree Guest Suites in Washington, D.C.
146-suite Homewood Suites in San Antonio, TX

Prior to the Company’s formation, Jeffrey H. Fisher, the Company’s Chairman, Chief Executive Officer and President, served as chairman, chief executive officer and president of Innkeepers from 1994 to 2007. In addition, Peter Willis, the Company’s Executive Vice President and Chief Investment Officer, and Dennis M. Craven, the Company’s Executive Vice President and Chief Financial Officer, served in similar positions at Innkeepers.

Each hotel is currently and will continue to be managed by Island Hospitality Management ("Island"), a hotel management company that is 90%-owned by Mr. Fisher, pursuant to a management agreement between the Company's taxable real estate investment trust subsidiary ("TRS") and Island. The management agreement with Island provides for base management fees equal to 2.5% of the managed hotel's gross room revenue. The initial term of the management agreement is five years and will renew automatically for two successive five-year terms unless terminated by the TRS or Island by written notice to the other party no later than 90 days prior to the term's expiration. The management agreements may be terminated for cause, including the failure of the managed hotel operating performance to meet specified levels.

The Company funded the acquisition through the assumption of five individual mortgage loans, secured by the hotels, totaling $134.2 million, as well as available cash and borrowings under its senior secured revolving credit facility.

A copy of the press release announcing the completion of the acquisitions is filed as Exhibit 99.1 to this report.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 14, 2011, five indirect, wholly owned subsidiaries of the Company assumed five individual loans totaling $134.2 million.

The $40.2 million loan secured by the Residence Inn Mission Valley and the $32.4 million loan secured by the Residence Inn Garden Grove carry a weighted average interest rate of 5.98 percent and mature in 2016. The loans will amortize based on a 30-year amortization period, other than the loan related to the hotel in Garden Grove, Calif., which will be interest-only for the first two years after closing.

The $20.1 million loan secured by the DoubleTree Guest Suites Washington D.C., the $23.1 million loan secured by the Residence Inn Tysons Corner and the $18.4 million loan secured by the Homewood Suites San Antonio carry a weighted average interest rate of 6.029 percent and mature in 2016. The loans will amortize based on a 30-year amortization period.

The five loans are pre-payable in whole at any time without prepayment premiums or defeasance. All borrowings under each of the five loans are secured by a first mortgage lien on the respective hotel and its related equipment, fixtures, personal property and other assets. The loan agreements and related documents contain representations, warranties, covenants, conditions and events of default customary for single-property mortgage financings of this type.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) are currently being prepared. The Company will file the required financial statements under the cover of Form 8-K/A as soon as practicable but not later than 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) is currently being prepared. The Company will file the required pro forma financial information under the cover of Form 8-K/A as soon as practicable but not later than 71 calendar days after the latest date on which this initial Current Report on Form 8-K is required to be filed.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST

July 18, 2011	By:	Dennis M. Craven

Name: Dennis M. Craven
Title: Chief Financial Officer

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated July 14, 2011